Exhibit No. 3(i)(c)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/15/1999
991018914 - 2622685

                                   Certificate

                       for Renewal and Revival of Charter

                           Southampton Partners, Inc.

      Southampton Partners, Inc., a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on May 15, 1996 and recorded in the office of the Recorder of Deeds for New Castle County, the charter of which was Voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

First: The name of this corporation is Southampton Partners, Inc.

Second: Its registered office in the State of Delaware is located at Suite 606, 1220 N. Market St., Wilmington, DE 19801, County of New Castle. The name of its registered agent is American Incorporators, Ltd..

Third: The date when the restoration, renewal, and revival of the charter of this company is to commence in February 28, 1998 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

Fourth: This corporation was duly organized and carried on the business authorized by its charter until March 1, 1998, at which time its charter became inoperative and forfeited for lack of registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

      In testimony whereof, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Robert Wilson, the last and acting President of Southampton Partners Inc., has hereunto set his hand to this certificate on this fifteenth day of January, 1999.


                                                    /s/ Robert A. Wilson
                                                    ----------------------------
                                                    Lasting and Acting President

                                                    Robert A. Wilson
                                                    ----------------------------
                                                    Print Name


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